Exhibit 21.1
Subsidiaries of ADS Tactical, Inc.

Name of Subsidiary	Jurisdiction of Incorporation	Ownership Percentage
Atlantic Diving Supply, Inc.	Virginia	100%
MAR-VEL International, Inc.	New Jersey	100%